EXHIBIT 10.1
Loan No. 337830
Georgia
RECORDING REQUESTED BY
WHEN RECORDED MAIL TO
The Northwestern Mutual Life Ins. Co.
720 East Wisconsin Avenue — Rm N16WC
Milwaukee, WI 53202
Attn: Sandra T. Clark
SPACE ABOVE THIS LINE FOR RECORDER’S USE
DEED TO SECURE A DEBT and SECURITY AGREEMENT
     THIS INDENTURE and SECURITY AGREEMENT is made as of the 11th day of October, 2007 between 3280 PEACHTREE I LLC, a Georgia limited liability company, whose mailing address is 191 Peachtree, NE, Suite 3600, Atlanta, Georgia 30303, Attn: Corporate Secretary, herein (whether one or more in number) called “Grantor”, DEVELOPMENT AUTHORITY OF FULTON COUNTY, a public body corporate and politic, whose mailing address is 141 Pryor Street, SW, Suite 5001, Atlanta, Georgia 30303, Attn: Chairman, herein called the “Fee Owner” and THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY, a Wisconsin corporation, whose mailing address is 720 E. Wisconsin Avenue, Milwaukee, Wisconsin 53202, herein called “Grantee”:
     WITNESSETH, That Grantor, in consideration of the indebtedness herein mentioned, does hereby irrevocably bargain, sell, grant, transfer, assign and convey unto

Grantee with covenants of general warranty, power of sale and right of entry and possession, the following property (herein referred to as the “Property”):
A.	All Grantor’s leasehold interest in the land in the City of Atlanta, County of Fulton and State of Georgia, described in Exhibit “A” attached hereto and incorporated herein (the “Land”), such leasehold interest being established by and set forth in that certain Lease Agreement from Fee Owner to Grantor, dated as of December 1, 2006 and recorded in Deed Book 44140, Page 178, Fulton County, Georgia Records, as amended by that certain First Amendment of Lease Agreement dated September 28, 2007;

B.	All Grantor’s rights in and to easements, appurtenances, tenements and hereditaments belonging to or benefiting the Land, including but not limited to all waters, water rights, water courses, all ways, trees, rights, liberties and privileges;

C.	All improvements to the Land, including, but not limited to, all buildings, structures and improvements now existing or hereafter erected on the Land; all fixtures and equipment of every description belonging to and owned by Grantor which are or may be placed or used upon the Land or attached to the buildings, structures or improvements, including, but not limited to, all engines, boilers, elevators and machinery, all heating apparatus, electrical equipment, air-conditioning and ventilating equipment, water and gas fixtures, and all furniture and easily removable equipment (excluding, however, all property owned by tenants at the Land); all of which, to the extent permitted by applicable law, shall be deemed an accession to the freehold and a part of the realty as between the parties hereto; and

D.	Grantor’s interest in all articles of personal property of every kind and nature whatsoever, including, but not limited to all easily removable equipment and fixtures, furniture, dehumidification equipment, etc., now or hereafter located upon the Land or in or on the buildings and improvements and now owned or leased or hereafter acquired or leased by Grantor.
Grantor agrees not to sell, transfer, assign or remove anything described in B, C and D above now or hereafter located on the Land without prior written consent from Grantee unless (i) such action does not constitute a sale or removal of any buildings or structures or the sale or transfer of waters or water rights and (ii) such action results in the substitution or replacement with similar items of equal value.
     Without limiting the foregoing grants, Grantor hereby pledges to Grantee, and grants to Grantee a security interest in, all of Grantor’s present and hereafter acquired right, title and interest in and to the Property and any and all
E.	cash and other funds now or at any time hereafter deposited by or for Grantor on account of tax, special assessment, replacement or other reserves required to be maintained pursuant to the Loan Documents (as hereinafter defined) with Grantee or a third party, or otherwise deposited with, or in the possession of, Grantee pursuant to the Loan Documents; and

F.	surveys, soils reports, environmental reports, guaranties, warranties, architect’s contracts, construction contracts, drawings and specifications, applications, permits, surety bonds and other contracts relating to the acquisition, design, development, construction and operation of the Property; and

G.	accounts, chattel paper, deposit accounts, instruments, equipment, inventory, documents, general intangibles, letter-of-credit rights, investment property and all other personal property of Grantor, (including, without limitation, any and all rights in the property name “Terminus 100”): and, including, without limitation, all fees, charges, accounts or other payments for parking in or on the Property, including all products and proceeds thereof; and

H.	present and future rights to condemnation awards, insurance proceeds or other proceeds at any time payable to or received by Grantor on account of the Property or any of the foregoing personal property.
All personal property hereinabove described is hereinafter referred to as the “Personal Property”.
     If any of the Property is of a nature that a security interest therein can be perfected under the Uniform Commercial Code, this instrument shall constitute a security agreement. Grantor authorizes Grantee to file a financing statement describing such Property and, at Grantee’s request, agrees to join with Grantee in the execution of any financing statements and to execute any other instruments that may be necessary or desirable, in Grantee’s determination, for the perfection or renewal of such security interest under the Uniform Commercial Code.
     TO HAVE AND TO HOLD said Property, with all and singular the rights, members, hereditaments and appurtenances thereof, to the same belonging or in anywise appertaining, to the proper use and benefit of Grantee forever, in fee simple.
     This instrument is a deed passing legal title under the laws of the State of Georgia governing loan or security deeds and is not a mortgage; and is made and intended (a) to constitute a security agreement for purposes of the Uniform Commercial Code of Georgia and (b) to secure the indebtedness evidenced by a promissory note of even date herewith executed by Grantor (which promissory note, as such instrument may be amended, restated, renewed and extended, is hereinafter referred to as the “Note”) and any other indebtedness owed Grantee under the Loan Documents, however incurred (including, without limitation, advances by Grantee or any transferee of Grantee for the purpose of paying taxes or premiums on insurance on the Property or to repair, maintain or improve the Property, whether or not Grantor is at that time the owner of the Property). “Loan Documents” means the Note, this instrument, that certain Loan Application dated August 9, 2007 from Grantor to Grantee and that certain acceptance letter issued by Grantee dated September 14, 2007 (together, the “Commitment”), that certain Absolute Assignment of Leases and Rents of even date herewith between Grantor and Grantee (the “Absolute Assignment”), that certain Certification of Borrower of even date herewith, that certain Limited Liability Company Supplement dated contemporaneously herewith, and any other supplements and authorizations required by Grantee and any other agreement given by or document executed by Grantor to Grantee in connection with the indebtedness evidenced by the Note, except for that certain Environmental Indemnity Agreement of even date herewith given by Cousins Properties Incorporated (the “Principal”) and Grantor to Grantee (the “Environmental Indemnity Agreement”), as any of the foregoing may be amended from time to time. The Note shall evidence the principal sum of ONE HUNDRED EIGHTY MILLION DOLLARS with final maturity no later than October 1, 2012 and with interest as therein expressed, it being recognized that the funds may not have been fully advanced as of the date hereof, but may be advanced in the future in accordance with the terms of a written contract.
          GRANTOR COVENANTS AND AGREES:
Payment of Debt. Grantor agrees to pay the indebtedness hereby secured (the “Indebtedness”) promptly and in full compliance with the terms of the Loan Documents.
Ownership. Grantor represents that it owns the Property and has good and lawful right to convey the same and that the Property is free and clear from any and all encumbrances whatsoever, except as appears in the title policy issued pursuant to the Chicago Title Insurance Company Commitment No. 09739.07 (e) accepted by Grantee. Grantor does hereby forever warrant and shall forever defend the title and possession thereof against the claims of any and all persons whomsoever subject to the title exceptions contained in Schedule B of the title insurance policy issued pursuant to the Chicago Title Insurance Company Commitment No. 09739.07 (e).
Maintenance of Property and Compliance with Laws. Grantor agrees to keep the buildings and other improvements now or hereafter erected on the Land in good condition and repair; not to commit or suffer any waste; to comply with all laws, rules and regulations affecting the Property; and to permit Grantee, subject to limitations on Grantor’s access rights set forth in leases of portions of the Property, to enter at all reasonable times for the purpose of inspection and of conducting in a reasonable and proper manner, such tests as Grantee determines to be necessary in order to monitor Grantor’s compliance with applicable laws and regulations regarding hazardous materials affecting the Property.
Tenants Using Chlorinated Solvents. Grantor agrees not to lease any of the Property, without the prior written consent of Grantee, to (i) dry cleaning operations that perform dry cleaning on site with chlorinated solvents or (ii) any other tenants that use chlorinated solvents in the operation of their businesses.
Business Restriction Representation and Warranty. Grantor represents and warrants that each of Grantor, Principal and all persons and entities executing any separate indemnity agreement in favor of Grantee in connection with the Indebtedness: (i) is not, and shall not become, a person or entity with whom Grantee is restricted from doing business with under regulations of the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those named on OFAC’s Specially Designated Nationals and Blocked Persons list) or under any statute, executive order (including, but not limited to, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action; (ii) is not, and shall not become, a person or entity with whom Grantee is restricted from doing business with under the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders thereunder; and (iii) is not knowingly engaged in, and shall not knowingly engage in, any dealings or transaction or be otherwise associated with such persons or entities described in (i) and (ii) above.
Insurance. Grantor agrees to keep the Property insured for the protection of Grantee and Grantee’s wholly owned subsidiaries and agents in such manner, in such amounts and in such companies as Grantee may from time to time approve, and to keep the policies therefor or copies thereof, properly endorsed, on deposit with Grantee, or, at Grantee’s option, to keep certificates of insurance (Acord 28 or 27 for all property insurance and Acord 25 for all liability insurance) evidencing all insurance coverages required hereunder, which certificates shall provide at least thirty (30) days’ notice of cancellation to Grantee and shall list Grantee as the certificate holder; if Grantor requests Grantee to accept a different form of certificate of insurance, Grantee shall not unreasonably withhold its consent, provided, a copy of a standard mortgagee endorsement in favor of Grantee stating that the insurer shall provide at least thirty (30) days notice of cancellation to Grantee accompanies such certificate; that insurance loss proceeds from all property insurance policies, whether or not required by Grantee (less expenses of collection) shall, at Grantee’s option, be applied on the Indebtedness, whether due or not, or to the restoration of the Property, or be released to Grantor, but such application or release shall not cure or waive any default under any of the Loan Documents. If Grantee elects to apply the insurance loss proceeds on the Indebtedness, no prepayment fee shall be due thereon and Grantor shall have the one-time right to prepay the remaining balance of the Indebtedness without a prepayment privilege fee at such time. Notwithstanding the foregoing, if damage to the Property is less than One Million Dollars ($1,000,000.00), Grantor may receive insurance loss proceeds up to the amount of such loss directly from the insurance carrier for restoration of the Property.
     Notwithstanding the foregoing provision, Grantee agrees that if the insurance loss proceeds are less than the unpaid principal balance of the Note and if the casualty occurs prior to the last three (3) years of the term of the Note, then the insurance loss proceeds (less expenses of collection) shall be applied to restoration of the Property to its condition prior to the casualty, subject to satisfaction of the following conditions:
(a)	There is no existing Event of Default at the time of casualty.

(b)	The casualty insurer has not denied liability for payment of insurance loss proceeds to Grantor as a result of any act, neglect, use or occupancy of the Property by Grantor or any tenant of the Property.

(c)	Grantee shall be satisfied that all insurance loss proceeds so held, together with supplemental funds to be made available by Grantor, shall be sufficient to complete the restoration of the Property. Any remaining insurance loss proceeds may, at the option of Grantee, be applied on the Indebtedness, without prepayment fee, whether or not due, or be released to Grantor.

(d)	If required by Grantee, Grantee shall be furnished a satisfactory report addressed to Grantee from an environmental engineer or other qualified professional satisfactory to Grantee to the effect that no adverse environmental impact to the Property resulted from the casualty.

(e)	Grantee shall release casualty insurance proceeds as restoration of the Property progresses provided that Grantee is furnished satisfactory evidence of the costs of restoration and if, at the time of such release, there shall exist no Monetary Default (as hereinafter defined) under the Loan

Documents and no Non-Monetary Default with respect to which Grantee shall have given Grantor notice pursuant to the Notice of Default provision herein. If a Monetary Default shall occur or Grantee shall give Grantor notice of a Non-Monetary Default, Grantee shall have no further obligation to release insurance loss proceeds hereunder unless such default is cured within the cure period set forth in the Notice of Default provision contained herein. If the estimated cost of restoration exceeds $1,500,000.00, (i) the drawings and specifications for the restoration shall be approved by Grantee in writing prior to commencement of the restoration, such approval not to be unreasonably withheld, delayed or conditioned, and (ii) Grantee shall receive an administration fee equal to one percent (1%) of the cost of restoration.
(f)	Prior to each release of funds, Grantor shall obtain for the benefit of Grantee an endorsement to Grantee’s title insurance policy insuring Grantee’s lien as a first and valid lien on the Property subject only to liens and encumbrances theretofore approved by Grantee.

(g)	Grantor shall pay all reasonable out-of-pocket and in-house costs and expenses incurred by Grantee, including, but not limited to, in-house construction administration expenses, outside legal fees, title insurance costs, third-party disbursement fees, third-party engineering reports and inspections deemed necessary by Grantee.

(h)	All reciprocal easement and operating agreements benefiting the Property, if any, shall remain in full force and effect between the parties thereto on and after restoration of the Property.

(i)	Grantee shall be satisfied that Projected Debt Service Coverage of at least 1.15 will be produced from the leasing of not more than 95% of the Property to former tenants or approved new tenants with leases satisfactory to Grantee for terms of at least five (5) years to commence not later than thirty (30) days following completion of such restoration (“Approved Leases”).

(j)	All leases in effect at the time of the casualty with tenants who have entered into a non-disturbance and attornment agreement or similar agreement with Grantee shall remain in full force and Grantee shall be satisfied that restoration can be completed within a timeframe such that each tenant thereunder shall be obligated, or each such tenant shall have elected, to continue the lease term at full rental (subject only to abatement, if any, during any period in which the Property or a portion thereof shall not be used and occupied by such tenant as a result of the casualty).

     “Projected Debt Service Coverage” means a number calculated by dividing Projected Operating Income Available for Debt Service for the first fiscal year following restoration of the Property by the debt service during the same fiscal year under all indebtedness secured by any portion of the Property. For purposes of the preceding sentence, “debt service” means the greater of (x) debt service due under all such indebtedness during the first fiscal year following completion of the restoration of the Property or (y) debt service that would be due and payable during such fiscal year if all such indebtedness were amortized over 30 years (whether or not amortization is actually required) and if interest on such indebtedness were due as it accrues at the face rate shown on the notes therefor (whether or not interest payments based on such face rates are required).
     “Projected Operating Income Available for Debt Service” means projected gross annual rent from the Approved Leases for the first full fiscal year following completion of the restoration of the Property less:
(A)	The operating expenses of the Property for the last fiscal year preceding the casualty and

(B)	the following:
(i)	a replacement reserve for future tenant improvements, leasing commissions and structural items, based on not less than $2.60 per square foot per annum;

(ii)	the amount, if any, by which actual gross income during such fiscal period exceeds that which would be earned from the rental of 95% of the net rentable area in the Property;

(iii)	the amount, if any, by which the actual management fee is less than 3.0% of gross revenue during such fiscal period;

(iv)	the amount, if any, by which the actual real estate taxes are less than the estimated real estate taxes payable for the Property if fully assessed (giving effect to any existing abatement of such taxes); and

(v)	the amount, if any, by which total operating expenses, excluding management fees, real estate taxes and replacement reserves, are less than $4,501,775.00 per annum.
     All projections referenced above shall be calculated in a manner satisfactory to Grantee.

Condemnation. Grantor hereby assigns to Grantee (i) any award and any other proceeds resulting from damage to, or the taking of, all or any portion of the Property, and (ii) the proceeds from any sale or transfer in lieu thereof (collectively, “Condemnation Proceeds”) in connection with condemnation proceedings or the exercise of any power of eminent domain or the threat thereof (hereinafter, a “Taking”); if the Condemnation Proceeds are less than the unpaid principal balance of the Note and such damage or Taking occurs prior to the last two years of the term of the Note, such Condemnation Proceeds (less expenses of collection) shall be applied to restoration of the Property to its condition, or the functional equivalent of its condition prior to the Taking, subject to the conditions set forth above in the section entitled “Insurance” and subject to the further condition that restoration or replacement of the improvements on the Land to their functional and economic utility prior to the Taking be possible prior to the Maturity Date. If Grantee elects to apply Condemnation Proceeds to the prepayment of the Indebtedness, no prepayment fee shall be due on such prepayment. Any portion of such award and proceeds not applied to restoration shall, at Grantee’s option, be applied on the Indebtedness, whether due or not, or be released to Grantor, but such application or release shall not cure or waive any default under any of the Loan Documents.
Taxes and Special Assessments. Grantor agrees to pay before delinquency all taxes and special assessments of any kind that have been or may be levied or assessed against the Property, this instrument, the Note or the Indebtedness, or upon the interest of Grantee in the Property, this instrument, the Note or the Indebtedness, and to procure and deliver to Grantee within 30 days after Grantee shall have given a written request to Grantor, the official receipt of the proper officer showing timely payment of all such taxes and assessments; provided, however, that Grantor shall not be required to pay any such taxes or special assessments if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings and the minimum required payment shall have been paid in full.
Security Agreement; Personal Property. With respect to the Personal Property, this instrument is hereby made and declared to be a security agreement encumbering each and every item of Personal Property included herein as a part of the Property in compliance with the provisions of the Georgia Uniform Commercial Code. Upon request by Grantee, at any time and from time to time, a financing statement or statements reciting this Deed to be a security agreement affecting all of such property shall be executed by Grantor and Grantee and appropriately filed. The remedies for any violation of the covenants, terms and conditions of the security agreement contained in this Deed shall be (i) as prescribed herein, or (ii) as prescribed by general law, or (iii) as prescribed by the specific statutory consequences now or hereafter enacted and specified in said Uniform Commercial Code, all at Grantee’s sole election. Grantor and Grantee agree that the filing of any such financing statement or statements in the records normally having to do with personal property shall not in any way affect the agreement of Grantor and Grantee that everything owned by Grantor and used in connection with the production of income from the Premises or adapted for use therein or which is described or reflected in this Deed, is, and at all times and for all purposes and in all proceedings, both legal or equitable, shall be, regarded as part of the real estate conveyed hereby regardless of whether (i) any such item is physically attached to the improvements, (ii) serial numbers are used for the better identification of certain items capable of being thus identified in an exhibit to this Deed, or (iii) any such item is referred to or reflected in any such financing statement or statements so filed at any time. Similarly, the mention in any such financing statement or statements of the rights in and to (i) the proceeds of any fire and/or hazard insurance policy, or (ii) any award in eminent domain proceedings for a taking or for loss of value, or (iii) Grantee’s interest as lessor in any present or future lease or rights to income growing out of the use and/or occupancy of the Property, whether pursuant to lease or otherwise, shall not in any way alter any of the rights of Grantee as determined by this Deed or affect the priority of Grantee’s security interest and granted hereby or by any other recorded document, it being understood and agreed that such mention in such financing statement or statements is solely for the protection of Grantee in the event any court shall at any time hold with respect to the foregoing clauses (i), (ii) or (iii) of this sentence, that notice of Grantee’s priority of interest, to be effective against a particular class of persons, must be filed in the appropriate Uniform Commercial Code records.
With respect to the Personal Property, Grantor hereby represents, warrants and covenants as follows:
     (a) Except for the security interest granted hereby, Grantor is, and as to portions of the Personal Property to be acquired after the date hereof will be, the sole owner of the Personal Property, free from any lien, security interest, encumbrance or adverse claim thereon of any kind whatsoever. Grantor shall notify Grantee of, and shall indemnify and defend Grantee and the Personal Property against, all claims and demands of all persons at any time claiming the Personal Property or any part thereof or any interest therein.
     (b) Except as otherwise provided above, Grantor shall not lease, sell, convey or in any manner transfer the Personal Property without the prior consent of Grantee.
     (c) Grantor is a limited liability company organized under the laws of the State of Georgia. Until the Indebtedness is paid in full, Grantor (i) shall not change its legal name without providing Grantee with thirty (30) days prior written notice; and (ii) shall not change its state of organization; and (iii) shall preserve its existence and, except as permitted pursuant to other provisions of this instrument, shall not, in one transaction or a series of transactions, merge into or consolidate with any other entity.
     (d) At the request of Grantee, Grantor shall join Grantee in executing one or more financing statements and continuations and amendments thereof pursuant to the Uniform

Commercial Code in form satisfactory to Grantee, and Grantor shall pay the cost of filing the same in all public offices wherever filing is deemed by Grantee to be necessary or desirable. Grantor shall also, at Grantor’s expense, take any and all other action requested by Grantee to perfect Grantee’s security interest under the Uniform Commercial Code with respect to the Personal Property, including, without limitation, exercising Grantor’s best commercially reasonable efforts to obtain any consents, agreements or acknowledgments required of third parties to perfect Grantee’s security interest in Personal Property consisting of deposit accounts, letter-of-credit rights, investment property, and electronic chattel paper.
Other Liens. Grantor agrees to keep the Property and any Personal Property free from all other mortgage liens and from all liens prior to the lien created by this instrument. The (i) creation of any other mortgage lien on the Property, whether or not prior to the lien created by this instrument, (ii) creation of any lien on the Property prior to the lien created by this instrument (other than the lien for ad valorem taxes not yet due and payable), or (iii) assignment or pledge by Grantor of its revocable license to collect, use and enjoy rents and profits from the Property, shall constitute a default under the terms of this instrument, and the Indebtedness may be declared due and payable. The term “mortgage” includes a mortgage, deed of trust, deed to secure debt or any other security interest in the Property.
Indemnification, Duty to Defend and Costs, Fees and Expenses. In addition to any other indemnities contained in the Loan Documents, Grantor shall indemnify, defend and hold Grantee harmless from and against any and all losses, liabilities, claims, demands, damages, costs and expenses (including, but not limited to, costs of title evidence and endorsements to Grantee’s title insurance policy with respect to the Property and reasonable attorney fees and other costs of defense) which may be imposed upon, incurred by or asserted against Grantee, whether or not any legal proceeding is commenced with regard thereto, in connection with: (i) the enforcement of any of Grantee’s rights or powers under the Loan Documents; (ii) the protection of Grantee’s interest in the Property; or (iii) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or on any sidewalk, curb, parking area, space or street located adjacent thereto. If any claim or demand is made or asserted against Grantee by reason of any event as to which Grantor is obligated to indemnify or defend Grantee, then, upon demand by Grantee, Grantor, at Grantor’s sole cost and expense, shall defend such claim, action or proceeding in Grantee’s name, if necessary, by such attorneys as Grantee shall approve. Notwithstanding the foregoing, Grantee may, in Grantee’s sole discretion, engage its own attorneys to defend it or assist in its defense and Grantor shall pay the reasonable fees and disbursements of such attorneys.
Failure of Grantor to Act. If Grantor fails to make any payment or do any act as herein provided, the Grantee may, without obligation to do so, without notice to or demand upon Grantor in the event of emergency threatening life or property, but in other events after notice to Grantor and Grantor’s failure or refusal to pay or act promptly, and without releasing Grantor from any obligation hereof: (i) make or do the same in such manner and to such extent as Grantee may deem necessary to protect the security hereof, Grantee being authorized to enter upon the Property for such purpose; (ii) appear in and defend any action or proceeding purporting to affect the security hereof, or the rights or powers of Grantee; (iii) pay, purchase, contest or compromise any encumbrance, charge or lien which in the judgment of Grantee appears to be prior or superior hereto; and (iv) in exercising any such powers, pay necessary expenses, employ counsel and pay its reasonable fees. Sums so expended and all losses, liabilities, claims, damages, costs and expenses required to be reimbursed by Grantor to Grantee hereunder shall be payable by Grantor immediately upon demand with interest from date of expenditure or demand, as the case may be, at the Default Rate (as defined in the Note). All sums so expended or demanded by Grantee and the interest thereon shall be included in the Indebtedness and secured by the lien of this instrument.
Event of Default. Any default by Grantor in making any required payment of the Indebtedness or any default in any provision, covenant, agreement, warranty or certification contained in any of the Loan Documents shall, except as provided in the two immediately succeeding paragraphs, constitute an “Event of Default”.
Notice of Default. A default in any payment required herein or in the Note or any other Loan Document, whether or not payable to Grantee, (a “Monetary Default”) shall not constitute an Event of Default unless Grantee shall have given a written notice of such Monetary Default to Grantor and Grantor shall not have cured such Monetary Default by payment of all amounts in default (including payment of interest at the Default Rate, as defined in the Note, from the date of default to the date of cure on amounts owed to Grantee) within five (5) business days after the date on which Grantee shall have given such notice to Grantor.
     Any other default under the Note or under any other Loan Document (a “Non-Monetary Default”) shall not constitute an Event of Default unless Grantee shall have given a written notice of such Non-Monetary Default to Grantor and Grantor shall not have cured such Non-Monetary Default within thirty (30) days after the date on which Grantee shall have given such notice of default to Grantor (or, if the Non-Monetary Default is not curable within such 30-day period, Grantor shall not have diligently undertaken and continued to pursue the curing of such Non-Monetary Default).
     In no event shall the notice and cure period provisions recited above constitute a grace period for the purposes of commencing interest at the Default Rate (as defined in the Note).
Appointment of Receiver. Upon commencement of any proceeding to enforce any right under this instrument, including sale thereof, Grantee (without limitation or restriction by any present or future law, without regard to the solvency or insolvency at that time of any party liable for the payment of the Indebtedness, without regard to the then value of the

Property, whether or not there exists a threat of imminent harm, waste or loss to the Property and whether or not the same shall then be occupied by the owner of the equity of redemption as a homestead) shall have the absolute right to the appointment of a receiver of the Property and of the revenues, rents, profits and other income therefrom, and said receiver shall have (in addition to such other powers as the court making such appointment may confer) full power to collect all such income and, after paying all necessary expenses of such receivership and of operation, maintenance and repair of said Property, to apply the balance to the payment of any of the Indebtedness then due.
Remedies of Grantee. Upon the occurrence of an Event of Default, the entire unpaid Indebtedness shall, at the option of Grantee, become immediately due and payable for all purposes without any notice or demand, except as required by law, (ALL OTHER NOTICE OF THE EXERCISE OF SUCH OPTION, OR OF THE INTENT TO EXERCISE SUCH OPTION, BEING HEREBY EXPRESSLY WAIVED), and Grantee may, in addition to exercising any rights it may have with respect to the Personal Property under the Uniform Commercial Code of the jurisdiction in which the Property is located, to the extent permitted by applicable law, do any one or more of the following:
     (i) institute proceedings in any court of competent jurisdiction to enforce any of the terms and covenants hereof;
     (ii) personally or by agent or attorney in fact, enter upon and take possession of the Property without the appointment of a receiver, or an application therefor, employ a managing agent of the Property and let the same, either in its own name, or in the name of Grantor, and receive the rents, incomes, issues and profits of the Property and apply the same, after payment of all necessary charges and expenses, on account of the Indebtedness, and Grantor will transfer and assign to Grantee, in form satisfactory to Grantee, Grantor’s lessor interest in any lease now or hereafter affecting the whole or any part of the Property;
     (iii) pay any sums in any form or manner deemed expedient by Grantee to protect the security of this instrument or to cure any event of default other than payment of interest or principal on the Indebtedness; make any payment hereby authorized to be made according to any bill, statement or estimate furnished or procured from the appropriate public officer or the party claiming payment without inquiry into the accuracy or validity thereof, and the receipt of any such public officer or party in the hands of Grantee shall be prima facie evidence of the validity and amount of items so paid, in which event the amounts so paid, shall be added to and become a part of the Indebtedness and be immediately due and payable to Grantee; and Grantee shall be subrogated to any encumbrance, lien, claim or demand, and to all the rights and securities for the payment thereof, paid or discharged with the principal sum secured hereby or by Grantee under the provisions hereof, and any such subrogation rights shall be additional and cumulative security to this instrument;
     (iv) declare the entire Indebtedness immediately due, payable and collectible, without notice to Grantor, regardless of maturity, and, in that event, the entire Indebtedness shall become immediately due, payable and collectible; and thereupon, Grantee may sell and dispose of the Property at public auction, at the usual place for conducting sales at the courthouse in the county where the Property or any part thereof may be, to the highest bidder for cash, first advertising the time, terms and place of such sale by publishing a notice thereof once a week for four (4) consecutive weeks in a newspaper in which sheriff’s advertisements are published in said county, all other notice being hereby waived by Grantor; and Grantee may thereupon execute and deliver to the purchaser at said sale a sufficient conveyance of the Property in fee simple, which conveyance may contain recitals as to the happening of the default upon which the execution of the power of sale, herein granted, depends, and said recitals shall be presumptive evidence that all preliminary acts prerequisite to said sale and deed were in all things duly complied with; and Grantee, its agents, representatives, successors or assigns, may bid and purchase at such sale; and Grantor hereby constitutes and appoints Grantee or its assigns agent and attorney-in-fact to make such recitals, sale and conveyance, and all of the acts of such attorney-in-fact are hereby ratified, and Grantor agrees that such recitals shall be binding and conclusive upon Grantor and that the conveyance made by Grantee, or its assigns (and in the event of a deed in lieu of foreclosure, then as to such conveyance), shall be effectual to bar all right, title and interest, equity of redemption, including all statutory redemption, homestead, dower, courtesy and all other exemptions of Grantor, or its successors in interest, in and to said Property; and Grantee, or its assigns, to the extent permitted by applicable law, shall collect the proceeds of such sale, reserving therefrom all unpaid Indebtedness with interest then due thereon, and all amounts advanced by Grantee for taxes, assessments, fire insurance premiums and other charges, together with all costs and charges for advertising, and commissions for selling the Property, and reasonable attorneys’ fees actually incurred in connection therewith, and pay over any surplus to Grantor (in the event of deficiency Grantor shall immediately on demand from Grantee pay over to Grantee, or its nominee, such deficiency, subject to the express provision in each Note limiting recourse); and Grantor agrees that possession of the Property during the existence of the Indebtedness by Grantor, or any person claiming under Grantor, shall be that of tenant under Grantee, or its assigns, and, in case of a sale, as herein provided, Grantor or any person in possession under Grantor shall then become and be tenants holding over, and shall forthwith deliver possession to the purchaser at such sale, or be summarily dispossessed in accordance with the provisions of law applicable to tenants holding over; the power and agency hereby granted are coupled with an interest and are irrevocable by death or otherwise, and are in addition to any and all other remedies which Grantee may have at law or in equity.
     In case of any sale under this instrument by virtue of the exercise of the power herein granted, or pursuant to any order in any judicial proceedings or otherwise, at the election of Grantee the Property or any part thereof may be sold in one parcel and as an entirety, or in such parcels, manner or order as Grantee in its sole discretion may elect, and one or more exercises of the powers herein granted shall not extinguish or exhaust the power unless the entire Property is sold or the Indebtedness paid in full. Grantor further agrees that in the event of a sale, by foreclosure or otherwise, of less than all of the Property, the Loan Documents shall continue as a lien and this instrument shall continue as an encumbrance upon the remaining portion of the Property.
Homestead. Grantor hereby waives and renounces all homestead and exemption rights provided for by the constitution and laws of Georgia or of the United States..
Prohibition on Transfer/One-Time Transfer. The present ownership and management of the Property is a material consideration to Grantee in making the loan secured by this instrument, and Grantor shall not (i) convey title to all or any part of the Property, (ii) enter into any contract to convey (land contract/installment sales contract/contract for deed) title to all or any part of the Property which gives a purchaser possession of, or income from, the Property prior to a transfer of title to all or any part of the Property (“Contract to Convey”) or (iii) cause or permit a Change in the Proportionate Ownership of Grantor (as hereinafter defined). Any such conveyance, entering into a Contract to Convey or Change in the Proportionate Ownership of Grantor shall constitute a default under the terms of this instrument.
     “Change in the Proportionate Ownership of Grantor” means a change in, or the existence of a lien on, the direct or indirect ownership of the limited liability company interests of such limited liability company; provided, however, with respect to Cousins Properties Incorporated (“Principal”), the following shall not be deemed to be a Change in the Proportionate Ownership of Grantor:
(i)	transfers of the voting stock or other beneficial interests of Principal so long as such shares or interests are traded (or become traded in connection with such transfer) on a national or international securities exchange or through the NASDAQ national market system; and

(ii)	transfers of ownership interests in entities owning an ownership interest in Principal.

     Notwithstanding the foregoing subparagraphs (i) and (ii), Grantee’s consent shall be required for any merger or consolidation of Principal into another entity or the sale of all or substantially all of the assets of Principal to another entity, and, if Lender does not consent to such merger, consolidation or sale, Grantor shall have the right to prepay the Loan in full, and no prepayment fee shall be due on such prepayment.
     Notwithstanding the foregoing, Grantee’s consent shall not be required for a Change in the Proportionate Ownership of Grantor that consists solely of internal transfers of direct or indirect ownership interests in Grantor provided Principal continues to own 100% of Grantor.
     Notwithstanding the foregoing, transfers of ownership interests in the Grantor to third parties unrelated to Principal shall be allowed provided that, immediately following such transfer, Principal continues to own, directly or indirectly, not less than a 51% interest in Grantor and control the day-to-day management of Grantor.
     Notwithstanding the above, provided there is then no default in the terms and conditions of any Loan Document, and Principal’s liability under the Guarantee has been released, and upon prior written request from Grantor, Grantee shall not withhold its consent to a one-time transfer of all but not less than all of the Property to a single entity or individual, provided:
(A)	the Property shall have achieved Debt Service Coverage (as hereinafter defined) of at least 1.15x, and there are no junior liens on the Property;

(B)	the transferee or an owner of the transferee (the “Creditworthy Party”) has a net worth, determined in accordance with generally accepted accounting principles, of at least $600,000,000.00; with cash, cash equivalents and immediately available credit of at least $60,000,000.00 after funding the equity needed to close the purchase;

(C)	the transferee or the Creditworthy Party shall be an owner or operator of Class A/A+ office buildings with a portfolio of not less than 5,000,000 square feet of rentable space;

(D)	the transferee, the Creditworthy Party and all persons and entities owning (directly or indirectly) ten percent (10%) or more of the ownership interest(s) in the transferee or the Creditworthy Party are not (and have never been) (a) subject to any bankruptcy, reorganization or insolvency proceedings or any criminal charges or proceedings, or (b) a litigant, plaintiff or defendant in any suit brought against or by Grantee;

(E)	pursuant to written documentation prepared by and satisfactory to Grantee, the transferee assumes and the Creditworthy Party guarantees, all of the obligations and liabilities of Grantor under the Loan Documents, whether arising prior to or after the date of the transfer of the Property, subject to the non-recourse provisions thereof, except that the transferee shall not be obligated to assume obligations and liabilities arising or accruing prior to the transfer under the Environmental Indemnity Agreement or under Section 9(E) of the Guarantee of Recourse Obligations, and Grantee receives a satisfactory enforceability opinion with respect thereto from counsel approved by Grantee;

(F)	the Creditworthy Party executes Grantee’s then current form of Guarantee and Guarantee of Recourse Obligations, the Creditworthy Party and the transferee execute Grantee’s then current form of Environmental Indemnity Agreement, and Grantee receives a satisfactory enforceability opinion with respect to the foregoing from counsel approved by Grantee;

(G)	an environmental report on the Property which meets Grantee’s then current requirements and is updated to no earlier than ninety (90) days prior to the date of transfer, is provided to Grantee at least thirty (30) days prior to the date of transfer and said report shall be satisfactory to Grantee at the time of transfer;

(H)	Grantor and Principal (a) shall remain liable under the Environmental Indemnity Agreement dated of even date herewith, except for acts or occurrences after the date of transfer of the Property and (b) shall, except as provided in (a) above, be released from all obligations and liabilities under the Loan Documents;

(I)	Grantee receives an endorsement to its policy of title insurance, satisfactory to Grantee insuring Grantee’s lien on the Property as a first and valid lien subject only to liens and encumbrances theretofore approved by Grantee;

(J)	pursuant to written documentation prepared by and satisfactory to Grantee, the transferee (a) acknowledges that, in furtherance and not in limitation of clause (v) above, it shall be bound by the representation and warranty contained in the covenant entitled “Business Restriction Representation and Warranty” set forth in this instrument, and (b) certifies that such representation and warranty is true and correct as of the date of transfer and shall remain true and correct at all times during the term of the Note; and

(K)	the outstanding balance of the Note at the time of the transfer is not more than 68% of the gross purchase price of the Property.

     For purposes of subparagraph (A) above, the Debt Service Coverage ratio shall be calculated in accordance with the definition set forth above as Projected Debt Service Coverage but subject to the following changes:
(1)	Net Income Available for Debt Service shall be calculated based on contractual rents in place for the 12-month period following the transfer, and

(2)	Expenses shall be the greater of:
(a)	the actual expenses for the Property during the trailing 12-month period prior to the date of transfer (but assuming 100% fully assessed real estate taxes), or

(b)	pro-forma expenses for the 12-month period following the date of transfer (but assuming 100% fully assessed real estate taxes); and
(3)	An interest rate equal to the greater of:
(a)	8% per annum, or

(b)	the then-current 10-year on-the-run United States Treasury yield plus 200 basis points.
     Notwithstanding the above, if, at the time of the proposed transfer, Condition (A) above is not satisfied, Grantor may make a partial payment of the Note until Condition (A) above is satisfied. Such prepayment shall include a prepayment fee calculated in accordance with the condition hereof entitled “Prepayment in Full”.
     If the transferee shall satisfy the financial requirements set forth in subparagraph (B) above, all references to the Creditworthy Party in clauses (C) through (F) above shall be deemed deleted.
     If Grantor shall make a one-time transfer pursuant to the above conditions, Grantee shall be paid a fee equal to one-half of one percent (0.5%) of the then outstanding balance of the Note at the time of transfer. The fee shall be paid to Grantee at the time of the request for Grantee’s consent of such one-time transfer. At the time of such transfer, no modification of the interest rate or repayment terms of the Note will be required.
     No subsequent transfers of the Property shall be allowed and no Change in the Proportionate Ownership of transferee shall be allowed without Grantee’s prior written consent. Notwithstanding the foregoing, Grantor and Grantee agree that the underlying ownership structure of a particular transferee may cause Grantee to determine that the definition of Change in the Proportionate Ownership of such transferee does not adequately address Grantee’s underlying ownership concerns for such transferee, and accordingly, Grantee reserves the right to amend the definition of Change in the Proportionate Ownership as it applies to a particular transferee.
Financial Statements. Grantor agrees to furnish to Grantee annual audited financial statements on the Principal in the form currently shown on Cousins Properties Incorporated’s Form 10-K, and:
(A) the following financial statements for the Property within 120 days after the close of each fiscal year of the Grantor (the “Property Financial Statements Due Date”):
(i)	an unaudited statement of operations for such fiscal year with a detailed line item break-down of all sources of income and expenses, including capital expenses broken down between leasing commissions, tenant improvements, capital maintenance, common area renovation, and expansion;

(ii)	a current rent roll identifying location, leased area, lease begin and end dates, current contract rent, rent increases and increase dates, percentage rent, expense reimbursements, and any other recovery items; and

(iii)	an operating budget for the current fiscal year;
(B) the following financial statements that Grantee may, in Grantee’s sole discretion, require from time to time within 30 days after receipt of a written request from Grantee (the “Requested Financial Statements Due Date”)
(i)	an unaudited balance sheet for the Property as of the last day of Grantor’s most recently closed fiscal year;

(ii)	an unaudited balance sheet for Grantor as of the last day of Grantor’s most recently closed fiscal year;

(iii)	an audited balance sheet for Principal as of the last day of Principal’s most recently closed fiscal year;

(iv)	an unaudited statement of cash flows for the Property as of the last day of Grantor’s most recently closed fiscal year;

(v)	an unaudited statement of cash flows for the Grantor as of the last day of Grantor’s most recently closed fiscal year; and

(vi)	an audited statement of cash flows for Principal as of the last day of Principal’s most recently closed fiscal year;
     Furthermore, Grantor shall furnish to Grantee within 30 days after receipt of a written request from Grantee such reasonable financial and management information in the possession of, or accessible to, Grantor which Grantee reasonably determines to be useful in Grantee’s monitoring of the value and condition of the Property, Grantor, or Principal.
     The Property Financial Statements Due Date and the Requested Financial Statements Due Date are each sometimes hereinafter referred to as a “Financial Statements Due Date”.
     Notwithstanding the foregoing, in no event shall a Financial Statements Due Date for a particular financial statement be prior to the 120th day following the close of the fiscal year covered by such financial statement.
     If audited, the financial statements identified in sections (B)(iii) and (B)(vi), above, shall each be prepared in accordance with generally accepted accounting principles by a certified public accountant satisfactory to Grantor. All unaudited statements shall contain a certification by the managing member of Grantor stating that they have been prepared in accordance with generally accepted accounting principles and that they are true and correct. The expense of preparing all of the financial statements required in (A) and (B) above, shall be borne by Grantor.
     Grantor acknowledges that Grantee requires the financial statements and information required herein to record accurately the value of the Property for financial and regulatory reporting.
     In addition to all other remedies available to Grantee hereunder, at law and in equity, if any financial statement, additional information or proof of payment of property taxes and assessments is not furnished to Grantee as required in this section entitled “Financial Statements” and in the section entitled “Taxes and Special Assessments”, within 30 days after Grantee shall have given written notice to Grantor that it has not been received as required,
(x) interest on the unpaid principal balance of the Indebtedness shall as of the applicable Financial Statements Due Date or the date such additional information or proof of payment of property taxes and assessments was due, accrue and become payable at a rate equal to the sum of the Interest Rate (as defined in the Note) plus one percent (1%) per annum (the “Increased Rate”); and
(y) Grantee may elect to obtain an independent appraisal and audit of the Property at Grantor’s expense, and Grantor agrees that it will, upon request, promptly make

Grantor’s books and records regarding the Property available to Grantee and the person(s) performing the appraisal and audit (which obligation Grantor agrees can be specifically enforced by Grantee).
     The amount of the payments due under the Note during the time in which the Increased Rate shall be in effect shall be changed to an amount which is sufficient to reflect the payment of interest at the Increased Rate each month during the period in which interest only is payable under the Note. Interest shall continue to accrue and be due and payable monthly at the Increased Rate until the date (the “Receipt Date”) on which all of the financial statements and/or proof of payment shall have been furnished or made available to Grantee as required. Commencing on the Receipt Date, interest on the unpaid principal balance of the Note shall again accrue at the Interest Rate and the payments due thereafter shall be changed to an amount which is sufficient to reflect the payment of interest on the Note at the Interest Rate each month during the period in which interest only is payable under the Note. Notwithstanding the foregoing, Grantee shall have the right to conduct an independent audit at its own expense at any time upon reasonable prior notice.
Property Management. The management company for the Property shall be satisfactory to Grantee and Principal and any entity owned or controlled by Principal shall be satisfactory to Grantee. Any change in the management company without the prior written consent of Grantee shall constitute a default under this instrument.
Leasehold Property. With respect to the portion of the Property which is a leasehold estate:
     (a) The term “Security Lease” is defined as that certain Lease Agreement dated as of December 1, 2006 from Fee Owner to Grantor and recorded in Deed Book 44140, Page 178, Fulton County, Georgia Records, as amended by that certain First Amendment of Lease Agreement dated September 28, 2007, and the term “Demised Premises” is defined as the real estate that is subject to said Security Lease.
     (b) This instrument expressly includes the grant, bargain, sale, and conveyance of all improvements on the Demised Premises and all additional title, estate, interest or right which may at any time be acquired by Grantor. It is expressly agreed that this instrument shall constitute a lien and security title upon the fee simple title or any other interest acquired by Grantor in any of the Demised Premises.
     (c) Grantor agrees to fully perform and comply with all agreements, covenants and conditions imposed upon or assumed by the lessee under the Security Lease, and upon failure to do so, Grantee may (but shall not be obligated to) take any action deemed necessary or desirable to prevent or to cure any default. Upon receipt of any written notice of default under the Security Lease from any person or corporation authorized to enforce performance thereof, Grantee may rely thereon and take any action deemed necessary to cure such default, even though the existence of the default or the notice thereof be questioned or denied by Grantor or any party on behalf of Grantor. Grantee, in its sole discretion, may expend such sums of money as it deems necessary for such purpose, and Grantor hereby agrees to pay Grantee, immediately and without demand, all such sums so expended with interest thereon from the date of each such expenditure at the Default Rate (as defined in the Note). All sums so expended by Grantee and the interest thereon shall be added to the Indebtedness and be secured by the lien and security title of this instrument.
     (d) Grantor hereby constitutes Grantee, or an agent or employee designated by Grantee, as Grantor’s Attorney in Fact to take possession of the Demised Premises at any time after an Event of Default to collect the rents, issues and profits therefrom and to sublease the same in the name of Grantor and to make application of the net proceeds after payment of the reasonable expenses of subleasing and collection, to payments required by the Security Lease, repairs and replacements to the Demised Premises and repayment of the Indebtedness, as Grantee may see fit. This power of attorney shall be irrevocable by Grantor until the Indebtedness is paid in full, and the powers herein granted may be exercised at any time that a default shall have occurred or is threatened under any Security Lease, the Note or this instrument.
     (e) Until the Indebtedness has been paid in full, Grantor will not surrender any leasehold estate or other interest herein encumbered, nor terminate the Security Lease. Grantor further covenants and agrees that it will not, without the written consent of Grantee, amend or alter the Security Lease. Any termination, amendment or alteration of the Security Lease without the prior written consent of Grantee shall be a default under this instrument.
     (f) No release or forbearance of any of the Grantor’s obligations under the Security Lease shall release Grantor from any of its obligations under the Note or this instrument.
     (g) Unless Grantee shall otherwise consent in writing, the fee title to the Demised Premises and the leasehold estate under the Security Lease shall not merge but shall remain separate and distinct, notwithstanding the union of said estates in the lessor or the lessee or a third party, by purchase or otherwise.
     (h) Grantor warrants that there is no present default under the terms and conditions of the Security Lease and there are no claims or offsets, counterclaims or other matters that may ripen into a default. If a default shall occur in the future, Grantor covenants that written notice thereof shall be promptly served on Grantee. A default by lessee under the Security Lease shall constitute a default under this instrument.
Subjecting the Fee. Fee Owner joins in the execution and delivery of this instrument solely for the purpose of subjecting to the lien and security title hereof all right, title and interest of Fee Owner in and to the fee simple title to the Land, and Fee Owner does hereby subject all such right, title and interest of Fee Owner to the lien and security title hereof; and, as security for the Indebtedness secured hereby, does hereby irrevocably bargain, sell, grant, transfer, assign and convey unto Grantee all of Fee Owner’s right, title and interest in fee simple title to the Land and all of Fee Owner’s right, title and interest in and to any of the other Property owned by Fee Owner; all of the foregoing to the force and effect that, subject to the terms of the Loan Documents, Grantee shall have the same rights and remedies (including the right to foreclose in accordance with this instrument) with respect to that portion of and those interests in the Property owned by Fee Owner as Grantee has with respect to that portion of and those interests in the Property owned by Grantor. Fee Owner acknowledges and agrees that it has read the provision hereof entitled “Waiver” and agrees that the provisions thereof apply to Fee Owner to the same extent and effect as if Fee Owner was named therein.
Notwithstanding any other provision contained in this instrument or in any other Loan Document, Fee Owner is not obligated to pay any portion of the Indebtedness and shall have no personal liability for any obligation under this instrument or any other Loan Document. Grantee shall not seek or be entitled to obtain any monetary judgment against Fee Owner, but Grantee shall be entitled to exercise Grantee’s rights and remedies to realize upon the collateral conveyed hereby by Fee Owner as security for the Indebtedness.
Foreclosure of Fee Terminates Guaranty. Upon any foreclosure by Grantee of the fee simple title to the Land, or upon Grantee or any other party acquiring fee simple title to the Land by conveyance in lieu of foreclosure or other similar means, and without any other action required of any party, then, with respect to Grantee, any purchaser at such foreclosure sale, any such recipient of a conveyance in lieu of foreclosure, and the successors, assigns and representatives of any such parties (collectively, the “Releasing Parties”), that certain Amended and Restated Guaranty dated as of September 28, 2007 executed by Grantor in favor of the Bank of New York Trust Company, N.A., as Trustee, with respect to certain Taxable Revenue Bonds (Terminus Project), Series 2006, shall terminate and be of no further force and effect; and Grantor shall have no liability or obligation thereunder to any of the Releasing Parties. The provisions of this section entitled “Foreclosure of Fee Terminates Guaranty” shall survive any foreclosure under this instrument, any conveyance in lieu of foreclosure, the payment of the Indebtedness and the satisfaction of this instrument.
Deposits by Grantor. To assure the timely payment of real estate taxes and special assessments (including personal property taxes, if appropriate), upon the occurrence of an Event of Default, Grantee shall thence forth have the option to require Grantor to deposit funds with Grantee, in monthly or other periodic installments in amounts estimated by Grantee from time to time sufficient to pay real estate taxes and special assessments as they become due. If at any time the funds so held by Grantee shall be insufficient to pay any of said expenses, Grantor shall, upon receipt of notice thereof, immediately deposit such additional funds as may be necessary to remove the deficiency. All funds so deposited shall be irrevocably appropriated to Grantee to be applied to the payment of such real estate taxes and special assessments and, at the option of Grantee after default, the Indebtedness.
Interest on such deposits held by Grantee shall accrue to the benefit of Grantor. The average daily balance of the funds so held by Grantee during a month (the “Applicable Month”) shall be credited with interest on the first day of the following month at a rate equal to the 30-Day United States Treasury Bill Yield. As used herein, the “30-Day United States Treasury Bill Yield” means the “Ask Yield” on the first business day of the Applicable Month for United States Treasury bills maturing the closest to 30 days from the first day of the Applicable Month as reported in The Wall Street Journal or a similar yield as reasonably determined by Grantee.
Notices. Any notices, demands, requests and consents permitted or required hereunder or under any other Loan Document shall be in writing, may be delivered personally or sent by certified mail with postage prepaid or by reputable courier service with charges prepaid. Any notice or demand sent to Grantor by certified mail or reputable courier service shall be addressed to Grantor at 191 Peachtree, NE, Suite 3600, Atlanta, Georgia 30303, Attn: Corporate Secretary or such other address in the United States of America as Grantor shall designate in a notice to Grantee given in the manner described herein. Any notice sent to Grantee by certified mail or reputable courier service shall be addressed to The Northwestern Mutual Life Insurance Company to the attention of the Real Estate Investment Department at 720 East Wisconsin Avenue, Milwaukee, WI 53202, or at such other addresses as Grantee shall designate in a notice given in the manner described herein. Any notice given to Grantee shall refer to the Loan No. set forth above. Any notice or demand hereunder shall be deemed given when received. Any notice or demand which is rejected, the acceptance of delivery of which is refused or which is incapable of being delivered during normal business hours at the address specified herein or such other address designated pursuant hereto shall be deemed received as of the date of attempted delivery.
Modification of Terms. Without affecting the liability of Grantor or any other person (except any person expressly released in writing) for payment of the Indebtedness or for performance of any obligation contained herein and without affecting the rights of Grantee with respect to any security not expressly released in writing, Grantee may, at any time and from time to time, either before or after the maturity of the Note, without notice or consent: (i) release any person liable for payment of all or any part of the Indebtedness or for performance of any obligation; (ii) make any agreement extending the time or otherwise altering the terms of payment of all or any part of the Indebtedness, or modifying or waiving any obligation, or subordinating, modifying or otherwise dealing with the lien or charge hereof; (iii) exercise or refrain from exercising or waive any right Grantee may have; (iv) accept additional security of any kind; (v) release or otherwise deal with any property, real or personal, securing the Indebtedness, including all or any part of the Property.

Exercise of Options. Whenever, by the terms of this instrument, of the Note or any of the other Loan Documents, Grantee is given any option, such option may be exercised when the right accrues or at any time thereafter, and no acceptance by Grantee of payment of Indebtedness in default shall constitute a waiver of any other default then existing and continuing or thereafter occurring.
Nature and Succession of Agreements. Each of the provisions, covenants and agreements contained herein shall inure to the benefit of, and be binding on, the heirs, executors, administrators, successors, grantees, and assigns of the parties hereto, respectively, and the term “Grantee” shall include the owner and holder of the Note.
Legal Enforceability. No provision of this instrument, the Note or any other Loan Documents shall require the payment of interest or other obligation in excess of the maximum permitted by law. If any such excess payment is provided for in any Loan Documents or shall be adjudicated to be so provided, the provisions of this paragraph shall govern and Grantor shall not be obligated to pay the amount of such interest or other obligation to the extent that it is in excess of the amount permitted by law.
Limitation of Liability. Notwithstanding any provision contained herein to the contrary, the personal liability of Grantor shall be limited as provided in the Note.
Miscellaneous. Time is of the essence in each of the Loan Documents. The remedies of Grantee as provided herein or in any other Loan Document or at law or in equity shall be cumulative and concurrent, and may be pursued singly, successively, or together at the sole discretion of Grantee, and may be exercised as often as occasion therefor shall occur; and neither the failure to exercise any such right or remedy nor any acceptance by Grantee of payment of Indebtedness in default shall in any event be construed as a waiver or release of any right or remedy. Neither this instrument nor any other Loan Document may be modified or terminated orally but only by agreement or discharge in writing and signed by Grantor and Grantee. If any of the provisions of any Loan Document or the application thereof to any persons or circumstances shall to any extent be invalid or unenforceable, the remainder of such Loan Document and each of the other Loan Documents, and the application of such provision or provisions to persons or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of each of the Loan Documents shall be valid and enforceable to the fullest extent permitted by law.
Waiver of Jury Trial. Grantor hereby waives any right to trial by jury with respect to any action or proceeding (a) brought by Grantor, Grantee or any other person relating to (i) the obligations secured hereby and/or any understandings or prior dealings between the parties hereto or (ii) the Loan Documents or the Environmental Indemnity Agreement, or (b) to which Grantee is a party.

Attorneys’ Fees. In the event of any controversy, claim, dispute, or litigation between the parties hereto in which Grantee is the prevailing party to enforce any provision of any of the Loan Documents or regarding any right of Grantee thereunder, Grantor agrees to pay to Grantee all costs and expenses, including reasonable attorneys’ fees incurred therein by Grantee, whether in preparation for or during any trial, as a result of an appeal from a judgment entered in such litigation or otherwise.
     As used herein and in the other Loan Documents, “reasonable” attorney’s fees of Grantee’s counsel shall mean the actual fees of Grantee’s counsel billed at standard hourly rates of such counsel, rather than a percentage of principal and interest as provided in O.C.G.A. §13-1-11(a)(2).
Captions. The captions contained herein are for convenience and reference only and in no way define, limit or describe the scope or intent of, or in any way affect this instrument.
Governing Law. This instrument, the interpretation hereof and the rights, obligations, duties and liabilities hereunder shall be governed and controlled by the laws of the state in which the Property is located.
Waiver. BY EXECUTION OF THIS DEED TO SECURE A DEBT, GRANTOR EXPRESSLY; (A) ACKNOWLEDGES THE RIGHT OF GRANTEE TO ACCELERATE THE INDEBTEDNESS EVIDENCED BY THE NOTE AND THE POWER OF ATTORNEY GIVEN HEREIN TO GRANTEE TO SELL THE PROPERTY, OR A PORTION THEREOF, BY NONJUDICIAL FORECLOSURE UPON DEFAULT BY GRANTOR WITHOUT ANY JUDICIAL HEARING AND WITHOUT ANY NOTICE OTHER THAN SUCH NOTICE (IF ANY) AS IS SPECIFICALLY REQUIRED TO BE GIVEN UNDER THE PROVISION OF THIS DEED TO SECURE A DEBT; (B) WAIVES ANY AND ALL RIGHTS WHICH GRANTOR MAY HAVE UNDER THE CONSTITUTION OF THE UNITED STATES (INCLUDING THE FIFTH AND FOURTEENTH AMENDMENTS THEREOF), THE VARIOUS PROVISIONS OF THE CONSTITUTIONS FOR THE SEVERAL STATES, OR BY REASON OF ANY OTHER APPLICABLE LAW (1) TO NOTICE AND TO JUDICIAL HEARING PRIOR TO THE EXERCISE BY GRANTEE OF ANY RIGHT OR REMEDY HEREIN PROVIDED TO GRANTEE, EXCEPT SUCH NOTICE (IF ANY) AS IS SPECIFICALLY REQUIRED TO BE PROVIDED IN THIS DEED TO SECURE A DEBT, AND (2) CONCERNING THE APPLICATION, RIGHTS, OR BENEFITS OF ANY MORATORIUM, REINSTATEMENT, MARSHALLING, FORBEARANCE, APPRAISEMENT, VALUATION, STAY, EXTENSION, HOMESTEAD, EXEMPTION, OR REDEMPTION LAWS; (C) ACKNOWLEDGES THAT GRANTOR HAS READ THIS DEED TO SECURE A DEBT AND ITS PROVISIONS HAVE BEEN EXPLAINED FULLY TO GRANTOR AND GRANTOR HAS CONSULTED WITH COUNSEL OF GRANTOR’S CHOICE PRIOR TO EXECUTING THIS DEED TO SECURE A DEBT AND (D)

ACKNOWLEDGES THAT ALL WAIVERS OF THE AFORESAID RIGHTS OF GRANTOR HAVE BEEN MADE KNOWINGLY, INTENTIONALLY, AND WILLINGLY BY GRANTOR AS PART OF A BARGAINED FOR LOAN TRANSACTION AND THAT THIS DEED TO SECURE A DEBT IS VALID AND ENFORCEABLE BY GRANTEE AGAINST GRANTOR IN ACCORDANCE WITH ALL THE TERMS AND CONDITIONS HEREOF.
Counterparts. This document may be executed in any number of counterparts, each of which shall be an original. Such counterparts, however, constitute but one and the same document.
(Remainder of page intentionally left blank)

     IN WITNESS WHEREOF, this instrument has been executed by the Grantor as of the day and year first above written..

Signed, sealed and delivered
in the presence of:	3280 PEACHTREE I LLC, a Georgia
limited liability company

By: Cousins Properties Incorporated, a

, Witness	Georgia corporation, its sole
member

By:

Notary Public	Name:
My commission expires:	Title:

Signed, sealed and delivered
in the presence of:	DEVELOPMENT AUTHORITY OF
FULTON COUNTY

By:

, Witness	Name:
Its:

Notary Public My commission expires:

This instrument was prepared by Catherine L. Shaw, Attorney, for The Northwestern Mutual Life Insurance Company, 720 East Wisconsin Avenue, Milwaukee, WI 53202.

EXHIBIT “A”
(Description of Property)
TERMINUS 100 OFFICE COMPONENT AND PIEDMONT PARKING COMPONENT
LEGAL DESCRIPTION
     ALL THOSE TRACTS OR PARCELS OF LAND lying and being in Land Lots 61 and 62 of the 17th District, Fulton County, Georgia, and being more particularly described as follows:
     Terminus 100 Office Component and Piedmont Parking Component of Terminus®, a Master Condominium, as more particularly described and delineated in the Declaration of Condominium for Terminus®, a Master Condominium, filed on October 1, 2007 and recorded in Deed Book 45763, Page 506, et seq., Superior Court of Fulton County, Georgia records, as amended (“Master Declaration”), together with the undivided percentage interests in the Master Common Elements assigned to such Components in Exhibit “B” to the Master Declaration.
     This conveyance is made subject to the Master Declaration and all matters referenced therein, all matters shown on the Master Survey for Terminus®, a Master Condominium recorded in Condominium Plat Book 17, Pages 430-437, aforesaid records, as amended; and the Master Floor Plans for Terminus®, a Master Condominium recorded in Condominium Floor Plan Book 37, Pages 56-66, aforesaid records, as amended.
TOGETHER WITH RIGHTS RESERVED AND EASEMENTS CONTAINED IN:
1.	Amended, Modified and Restated Declaration of Covenants, Conditions and Restrictions; Easements, Restrictions, Reservations and Grant of Development Rights in Limited Warranty Deed; Off-Site Development Agreement; and Modification of Easements, Covenants, Conditions, Restrictions and Other Agreements by and between HMC HT LLC, a Delaware limited liability company, the City Center Property Owners Association, Inc., a Georgia non-profit corporation, and BRE/Atlanta L.L.C., a Delaware limited liability company, dated as of August 13, 1999, recorded in Deed Book 28389, page 285, Fulton County, Georgia Records; as affected by that certain Parking Easement Relocation Agreement dated May 19, 2004, recorded in Deed Book 38094, page 14, aforesaid records; as affected by that certain Second Parking Easement Relocation Agreement and Release by and between the same parties, dated February 25, 2005, recorded in Deed Book 39515, page 577, aforesaid records; as affected by Relocation of Drainage Easement Agreement by P&L City Center, LLC dated February 28, 2005, recorded in Deed Book 39515, page 589, aforesaid records; as affected by Assignment and Assumption of Declarant’s Rights dated March 2, 2005 by and between P&L City Center, LLC and 3280 Peachtree I LLC, recorded in Deed Book 39515, page 601, aforesaid records; as affected by that certain First Amendment to Amended, Modified and Restated Declaration of Covenants, Conditions and Restrictions; Easements, Restrictions, Reservations and Grant of Development Rights in Limited Warranty Deed;

Off-Site Development Agreement; and Modification of Easements, Covenants, Conditions, Restrictions and Other Agreements by and between 3280 Peachtree I LLC, 3280 Peachtree II LLC and HMC HT LLC, dated May 27, 2005, recorded in Deed Book 40116, page 620, aforesaid records; as affected by that certain Second Amendment to Amended, Modified and Restated Declaration of Covenants, Conditions and Restrictions; Easements, Restrictions, Reservations and Grant of Development Rights in Limited Warranty Deed; Off-Site Development Agreement; and Modification of Easements, Covenants, Conditions, Restrictions and Other Agreements by and between 3280 Peachtree I LLC and HMC HT LLC, dated May 18, 2006, recorded in Deed Book 42620, page 541, aforesaid records.
2.	Limited Warranty Deed from P&L City Center, LLC to WN City Center, L.P., dated February 20, 2004, recorded in Deed Book 37110, page 30, aforesaid records; as affected by reservation of rights in favor of 3280 Peachtree I LLC contained in Limited Warranty Deed from P&L City Center, LLC to 3280 Peachtree I LLC, dated March 2, 2005, recorded in Deed Book 39515, page 592, aforesaid records.

3.	Sanitary Sewer Easement Agreement between WN City Center L.P. and P&L City Center, LLC dated February 20, 2004, recorded in Deed Book 37110, page 66, aforesaid records; as affected by Corrective Amendment to Sanitary Sewer Easement Agreement between WN City Center, L.P. and P&L City Center, LLC, dated February 28, 2005, recorded in Deed Book 39515, page 558, aforesaid records; as affected by that certain Second Amendment to Sanitary Sewer Easement Agreement by and between WN City Center, L.P., P&L City Center, LLC and 3280 Peachtree I LLC, dated June 15, 2006, recorded in Deed Book 43260, page 574, aforesaid records.

4.	Access Easement Agreement between WN City Center, L.P. and P&L City Center, LLC, dated February 20, 2004, recorded in Deed Book 37110, page 90, aforesaid records; as affected by Amended and Restated Access Easement Agreement between WN City Center, L.P. and P&L City Center, LLC, dated February 28, 2005, recorded in Deed Book 39515, page 535, aforesaid records.

5.	Reciprocal Easement Agreement and Termination of Grant of Easement among Regent Tower Holdings, LLC, Tower Place, L.P. and P&L City Center, LLC, dated as of September 30, 2004, recorded in Deed Book 38572, page 158, aforesaid records; as affected by Assignment and Assumption of Appointed Property Owner’s Rights by and between P&L City Center, LLC and 3280 Peachtree I LLC, dated March 2, 2005, recorded in Deed Book 39515, page 607, aforesaid records; as affected by that certain First Amendment to Reciprocal Easement Agreement and Termination of Grant of Easement between and among Regent Tower Holdings, LLC, Tower Place, L.P. and 3280 Peachtree I LLC, dated as of August 15, 2007, recorded in Deed Book 45557, page 528, aforesaid records, amending or affecting:
(a)	Cross Easement Agreement between Charles B. Ackerman, Ackerman & Co. and The First National Bank of Boston, dated October 13, 1989, recorded in Deed Book 12864, page 190, aforesaid records; as amended by that certain First

Amendment to Cross Easement Agreement, dated January 7, 1990, recorded in Deed Book 16232, page 1, aforesaid records;
(b)	Easement Agreement for Access and Utilities among Regent Peachtree Holdings, Inc., Regent Tower Holdings, Inc. and Buckhead Station, L.L.C., dated as of September 13, 1995, recorded in Deed Book 19997, page 43, aforesaid records; and

(c)	Amended and Restated Tower Place Easement Agreement among Regent Tower Holdings, Inc., Tower Place, L.P., and Buckhead Hotel Associates, LLC, dated as of September 30, 1999, recorded in Deed Book 27742, page 57, aforesaid records; as affected by Assignment and Assumption of Appointed Property Owner’s Rights by P&L City Center, LLC to 3280 Peachtree I LLC, dated March 2, 2005, recorded in Deed Book 39515, page 607, aforesaid records.
6.	Temporary Grading Easement Agreement by and between P&L City Center LLC and 3280 Peachtree I LLC, dated August 23, 2006, recorded in Deed Book 43311, page 281, aforesaid records.

7.	Supplemental Declaration of Easements, Covenants, Conditions and Restrictions for Terminus 100, Terminus 200 and 10 Terminus Place Condominium made by 3280 Peachtree I LLC, dated as of April 23, 2007, recorded in Deed Book 45763, page 312, aforesaid records.

8.	Declaration of Condominium for Terminus, a Master Condominium by 3280 Peachtree I LLC, dated September 27, 2007, recorded in Deed Book 45763, page 506, aforesaid records.

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